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EVEREST GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

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Media: Dawn Lauer                             Investors: Matt Rohrmann
Chief Communications Officer                        Head of Investor Relations
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Everest Appoints John Howard to Board of Directors

HAMILTON, Bermuda -- (BUSINESS WIRE) – March 6, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions, announced that John Howard has been appointed as an independent, non-executive member of its Board of Directors, effective today.

“John is an outstanding addition to Everest’s Board. He is highly regarded in the industry with a stellar career successfully building and transforming businesses, teams, and insurance portfolios to deliver exceptional growth and value,” said Jim Williamson, Everest President and CEO. “His deep knowledge of the sector and strong relationships will be particularly valuable as we position Everest for long-term growth and profitability.”

Mr. Howard has more than three decades of diversified insurance and senior executive leadership experience at top financial services organizations with a proven track record of delivering superior results. Most recently he was Chief Executive Officer of Truist Insurance Holdings (TIH), serving in various leadership positions over the course of twenty years with the company and its affiliates. He recently led the successful $16 billion leveraged buyout of TIH from Truist Financial Corporation (formerly BB&T Corporation). TIH is one of the ten largest insurance brokerages in the U.S., where Mr. Howard established its enhanced infrastructure and operating strategy, as well as a best-in-class Board and leadership team. On January 1, 2025, Mr. Howard stepped down as CEO and assumed the role of Vice Chair of TIH, and he continues to serve on TIH’s Board of Managers.

Previously, Mr. Howard served in executive leadership positions at many other renowned organizations including Prudential Financial, GE, and Conseco, Inc. He began his career on active duty in the U.S. Navy. Additionally, Mr. Howard has extensive experience across industry associations and policymaking. He currently serves on the Insurance Policy Committee of the Board of Governors of the Federal Reserve System, the Council of Insurance Agents and Brokers, The Institutes, and the Maurice R. Greenberg School of Risk Management, Insurance, and Actuarial Science at St. John’s University. Mr. Howard earned a bachelor's degree in economics from

Columbia University and a Master of Business Administration from Duke University, Fuqua School of Business.

“We are delighted to welcome John and expand Everest’s Board with his outstanding caliber of leadership, strategic insight, and integrity,” said Joseph V. Taranto, Everest Chairman. “John brings a wealth of experience in transforming businesses, driving growth, and creating value. I look forward to working with him and drawing on his counsel as we focus on strengthening Everest’s market position and delivering strong returns for our stakeholders.”

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.